Exhibit 23 (a)

INDEPENDENT AUDITORS' CONSENT
We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 033-91916 of Glenbrook Life and Annuity Company (the "Company") on Form S-3 of our report dated February 4, 2004 relating to the financial statements and the related financial statement schedules of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003, to its use in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Company), which is part of the Registration Statement on Form N-4 of Glenbrook Life Multi-Manager Variable Account (the "Account"), to the use of our report dated March 31, 2004 relating to the financial statements of the Account, Glenbrook Life and Annuity Company Variable Annuity Account and Glenbrook Life Scudder Variable Account (A) also appearing in such Statement of Additional Information and to the references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Chicago, Illinois

April 13, 2004